Exhibit 10.2
Termination and Release

This Termination and Release is made April 24, 2009, between WindTamer Corporation (the "Company"), and Patricia Cole ("Consultant).

RECITALS

A. The parties mutually desire to terminate and cancel that certain Consulting Agreement entered into by Consultant and Company on February 12, 2009, and to terminate their relationship pursuant to such agreement (the “Consulting Agreement”).

B. The Consultant did not perform any services under the Consulting Agreement and the Company did not make any payments to  Consultant under the Consulting Agreement.

In consideration of the premises and mutual covenants set forth in this agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Company and Consultant as follows:

1.           Termination of Agreement. The Consulting Agreement, and all rights, liabilities, and obligations of the parties arising from such agreement, except as specified here, shall terminate.

2.           Acknowledgements.  Consultant acknowledges that no services were performed by Consultant under the Consulting Agreement.

3.           Release.  Consultant shall, and hereby does, release, remise, exonerate and forever discharge the Company and any and all of its employees or agents from any and all debts, liabilities, claims, demands, obligations, actions, or causes of actions of any nature which Consultant, her legal representatives or assigns now have or may hereafter acquire arising out of or in connection with the Consulting Agreement.

In WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

Consultant	WindTamer Corporation

/s/ Patricia Cole	/s/ Gerald E. Brock
Patricia Cole	By: Gerald E. Brock
Title: President and CEO